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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of H&R Block, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-33655 and 333-118020) of Block Financial Corporation and in the registration statements on Form S-3 (No. 333-33655-01) and Form S-8 (Nos. 333-119070, 333-42143, 333-42736, 333-42738, 333-42740, 333-56400, 333-70400,
333-70402, and 333-106710) of H&R Block, Inc. (the Company) of our reports dated June 29, 2006, with respect to the consolidated balance sheets of H&R Block, Inc. and its subsidiaries as of April 30, 2006 and 2005, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 2006 and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of April 30, 2006 and the effectiveness of internal control over financial reporting as of April 30, 2006, which reports appear in the April 30, 2006 annual report on Form 10-K of H&R Block, Inc.

Our report dated June 29, 2006, on the consolidated financial statements contains an explanatory paragraph stating that, as discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting to adopt Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, during the year ended April 30, 2004.

/s/ KPMG LLP

Kansas City, Missouri
June 29, 2006